UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/03/2005

A.D.A.M., Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-26962

Georgia	58-1878070
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1600 Riveredge Parkway, Suite 800, Atlanta, Georgia 30328
(Address of Principal Executive Offices, Including Zip Code)

770-980-0888
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Amendment to Employment Agreement of Robert S. Cramer, Jr.

On October 3, 2005, Robert S. Cramer, Jr. (the "Executive") and A.D.A.M., Inc. (the "Company") entered into an Amendment to the Second Amended and Restated Employment Agreement between the Executive and the Company. The Amendment provides that if the Executive's employment is terminated as a result of a Voluntary Termination (as defined), either With Good Reason (as defined) or within 12 months following a Change of Control (as defined), then the Company shall, not later than 10 business days following the date of such termination, pay to the Executive a lump sum cash amount equal to the Termination Benefit Amount (which is an amount equal to the product of two multiplied by the sum of the Executive's base salary and the amount of any bonus received by the Executive during the 12-month period ending on the date of termination). The Company shall also continue to provide all existing health and accident, hospitalization and medical expense insurance coverage for a period of two years following the date of termination.

Amendment to Employment Agreement of Kevin S. Noland

On October 3, 2005, Kevin S. Noland (the "Employee") and the Company entered into a Second Amendment to the Employment Agreement between the Employee and the Company. Pursuant to the Amendment, the Employee's term of employment shall continue indefinitely until terminated in accordance with the Agreement. Subject to the termination provisions of the Agreement, either the Company or the Employee may terminate the Employee's employment at any time by notice to the other; provided, however, that the Employee agrees that he will not terminate his employment upon less than 60 days prior written notice unless such termination is With Good Reason (as defined). If the Employee's employment is terminated by the Company With Cause (as defined), by the Company due to illness, incapacity or death of the Employee, or by the Employee Without Good Reason (other than within 12 months following a Change of Control), all obligations of the Company to provide compensation and benefits under the Agreement shall cease and the Employee shall have no claim against the Company for damages.

If the Company terminates the Employee's employment Without Cause (as defined), the Company will continue to pay the Employee's annual base salary for a 24-month period, and for a 24-month period following termination, the Company shall pay the COBRA premiums necessary for the Employee to continue the same medical coverage Employee carried while an active employee.

If the Employee voluntarily resigns With Good Reason or within 12 months following a Change of Control (as defined), then in either case the Company shall, not later than 10 business days following the date of termination of employment, pay to Employee a lump sum cash amount equal to twice his annual base salary, and for a 24-month period following termination, pay the COBRA premiums necessary for the Employee to continue the same medical coverage Employee carried while an active employee.

The Amendment further provides that the Employee will, for so long as he is employed by the Company and for a period of one year after termination, refrain from soliciting business from any of the Company's customers with whom the Employee had material contact within the last 12 months of employment. The Amendment further provides that the Employee agrees that, during the term of his employment and for a period of 12 months after termination, he will not compete with the Company (by accepting a Competitive Position with a Competitor of the Company, as defined) within the United States.

Both of the Amendments to the foregoing Employment Agreements define "Change of Control" generally to include (i) the acquisition by any person of more than 50% in voting power of the Company's equity securities, (ii) a change in the composition of a majority of the members of the board of directors, (iii) a transaction as a result of which the stock of the Company is exchanged for or converted into cash or property or securities of another person, or (iv) a sale of all or substantially all of the assets of the Company. Both of the Amendments define "With Good Reason" to mean the termination of employment as a result of the assignment to the Executive or the Employee of any duties materially and adversely inconsistent with his position, relocation of the Company's principal executive officers outside of the metropolitan Atlanta area and the Executive or Employee elects not to accept such reassignment, or any material breach of the Agreements by the Company.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

A.D.A.M., Inc.

Date: October 03, 2005.	By:	/s/ Kevin S. Noland
Kevin S. Noland
President and Chief Operating Officer